UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

PIKE CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	1-32582	20-3112047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pike Way

Mount Airy, NC 27030

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 789-2171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) On December 18, 2014, Pike Corporation (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”).

(b) At the Special Meeting, holders of the Company’s common stock voted on proposals to (i) approve the Agreement and Plan of Merger, dated as of August 4, 2014 (the “Merger Agreement”), by and among the Company, Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which (and subject to the conditions set forth therein) Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and (ii) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger.

The final vote tally, as certified by Broadridge Investor Communication Services, the inspector of elections for the Special Meeting, shows that the proposal to approve the Merger Agreement was approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon, as required by North Carolina law and in accordance with the terms of the Merger Agreement. The final vote tally also shows that the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger was approved. A third proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies was not needed.

The final voting results on the proposals are as follows:

1.	Approval of the Merger Agreement:

Votes For	21,902,229
Votes Against	5,248,680
Abstentions	237,588
Broker Non-Votes	0

2.	Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to the named executive officers of the Company in connection with the Merger:

Votes For	21,965,823
Votes Against	5,382,844
Abstentions	39,830
Broker Non-Votes	0

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIKE CORPORATION

Date: December 18, 2014	By:	/s/ Anthony K. Slater
	Name:	Anthony K. Slater
	Title:	Executive Vice President and Chief Financial Officer